Direct Dial: (804) 788-8200

                                 April 27, 1999




Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia  23219

                              REGISTRATION STATEMENT ON FORM S-3
                        1,023,732 SHARES OF COMMON STOCK

Gentlemen:

        We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933, as amended, of 1,023,732 shares of Common Stock, $1.00 par value, of the Company (the "Redemption Shares") and 1,023,732 rights to purchase shares of Series C Junior Participating Redeemable Preferred Stock, no par value (the "Rights"). The Redemption Shares and Rights are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on April 27, 1999. In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

        We are of the opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

        2. When the Redemption Shares have been issued to the Unitholders, as described in the Registration Statement, the Redemption Shares will be legally issued, fully paid and nonassessable.

        We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus included therein.

                                    Very truly yours,